SCHEDULE 14-A INFORMATION
                   Proxy Statement Pursuant to Section 14(a)
                    of the Securities Exchange Act of 1934


         Filed by the Registrant




         Check the appropriate box:
             Preliminary Proxy Statement
         X   Definitive Proxy Statement
             Definitive Additional Materials
             Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12





                       BioTechnica International, Inc.
               (Name of Registrant as Specified in Its Charter)


    Payment of Filing Fee (Check the appropriate box)
    X   $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
        $500 per each party to the controversy pursuant to Exchange Act Rule
         14a-6(i)(3).
        Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1.    Title of each class of securities to which transaction applies:
     __________________________________________________________________

     2.    Aggregate number of securities to which transaction applies
     __________________________________________________________________

     3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
    	__________________________________________________________________

     4.    Proposed maximum aggregate value of transaction:
     __________________________________________________________________

     Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1.    Amount Previously Paid:
   		__________________________________________________________________

     2.    Form, Schedule or Registration Statement No.:
    	__________________________________________________________________

     3.    Filing Party:
    	__________________________________________________________________

     4.    Date Filed:
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                     BIOTECHNICA INTERNATIONAL, INC.
                         4001 War Memorial Drive
                            Peoria, IL  61614
                              (309) 681-0300

               NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                     To be held on November 14, 1995


To the Shareholders:

   NOTICE IS HEREBY GIVEN that the annual meeting of shareholders (the "Annual Meeting") of BioTechnica International, Inc., a Delaware corporation (the "Corporation" or "BioTechnica"), will be held at the Signature Inn, 4112 North Brandywine Drive, Peoria, Illinois 61614, on Tuesday, November 14, 1995 at 10:00 A.M., local time, for the following purposes:

     (1) To elect seven directors to serve until the next annual meeting and until their successors shall be elected and shall qualify;

     (2) To ratify the appointment of KPMG Peat Marwick LLP, as independent auditors of the Corporation for the fiscal year ending June 30, 1996; and

     (3) To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

   All of the above matters are more fully described in the accompanying Proxy Statement, into which this Notice is incorporated by reference.

   The Board of Directors has fixed the close of business on September 20, 1995 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting or any adjournment thereof, and only shareholders of record at the close of business on that date will be entitled to vote.

   IN ORDER THAT YOUR SHARES BE REPRESENTED AT THE ANNUAL MEETING, PLEASE FILL OUT, DATE, SIGN AND RETURN THE ENCLOSED PROXY PROMPTLY OR PLAN TO ATTEND THE ANNUAL MEETING IN PERSON OR BY PROXY. A RETURN ADDRESSED ENVELOPE, WHICH REQUIRES NO POSTAGE, IS ENCLOSED. IF YOU LATER DESIRE TO REVOKE OR CHANGE YOUR PROXY FOR ANY REASON, YOU MAY DO SO AT ANY TIME BEFORE THE VOTING, BY DELIVERING TO THE CORPORATION A WRITTEN NOTICE OF REVOCATION OR A DULY EXECUTED PROXY BEARING A LATER DATE OR BY ATTENDING THE ANNUAL MEETING AND VOTING IN PERSON.

                                  By Order of the Board of Directors




                                  Jean Christophe (J.C.) Gouache
                                  President and Chief Operating Officer

Peoria, Illinois
October 10, 1995



                    BIOTECHNICA INTERNATIONAL, INC.
                        4001 War Memorial Drive
                            Peoria, IL  61614

                             PROXY STATEMENT

                     ANNUAL MEETING OF SHAREHOLDERS

                     To be held on November 14, 1995

                           GENERAL INFORMATION


   INTRODUCTION. This Proxy Statement is furnished in connection with the solicitation by and on behalf of the Board of Directors of the Corporation of proxies for use at the Annual Meeting to be held at the Signature Inn, 4112 North Brandywine Drive, Peoria, Illinois 61614, on Tuesday, November 14, 1995, at 10:00 A.M. local time, and at any adjournment thereof, and together with the enclosed Form of Proxy and Annual Report to Shareholders for the fiscal year ended June 30, 1995 (the "Annual Report"), is being mailed to the shareholders on or about October 12 1995. Except for items specifically incorporated by reference herein, the Annual Report does not form any part of this Proxy Statement.

   REVOCABILITY OF PROXIES. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before the voting by delivering to the Corporation a written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person.

   COST OF SOLICITATION. The entire cost of this solicitation will be paid by the Corporation. In addition, the Corporation may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. In addition to solicitation by mail, officers and regular employees of the Corporation may solicit proxies from shareholders by telephone, telegram or personal interview. Such persons will receive no additional compensation for such services.

   QUORUM AND VOTING. The authorized capital stock of the Corporation consists of 150,000,000 shares of common stock, $.01 par value; 11,100,000 shares of Class A common stock, $.01 par value; 11,100,000 shares of Class B common stock, $.01 par value, and 2,000,000 shares of Preferred Stock, $.01 par value (collectively, the shares of the common stock, Class A common stock, Class B common stock, and Preferred Stock may be referred to herein as the "Capital Stock"). As of September 20, 1995, there are outstanding 115,379,628 shares of common stock;
-0- shares of Class A common stock, -0- shares of Class B common stock; and 700,000 shares of Class A Preferred Stock. All of the issued and outstanding shares of common stock of record as of September 20, 1995 are entitled to vote at the Annual Meeting.

   Only shareholders of record (not including Treasury Shares) of the 115,379,628 shares of the common stock, outstanding as of the close of business on September 20, 1995, will be entitled to vote. Each share of common stock is entitled to one vote upon each matter submitted to a vote of the shareholders of the Corporation at the Annual Meeting or any adjournment thereof. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of the common stock entitled to vote is necessary to constitute a quorum at the Annual Meeting. Votes submitted as abstentions on any matter to be voted on at the Annual Meeting will be counted as votes against such matters. Broker non-votes will not count for or against the election of directors, or the ratification of the appointment of KPMG Peat Marwick LLP as the independent auditors of the Corporation.


            PROPOSAL 1:  ELECTION OF DIRECTORS

   In accordance with the Corporation's Bylaws, the Board of Directors has fixed the number of directors at seven (7). At the Annual Meeting, the shareholders of the Corporation will be asked to consider and vote upon the election of seven (7) directors to serve until the next annual meeting and until their successors shall be elected and shall qualify. Unless authority to vote for any of the nominees named below is withheld, the shares represented by the enclosed proxy will be voted for the election of such nominees as Directors of the Corporation. The Board of Directors has no reason to believe that any nominee will become unavailable for election. However, in the event any one or more of such nominees shall unexpectedly become unavailable for election, the shares represented by the enclosed proxy will be voted for the election of such other persons as may be designated by the Board of Directors.

   Pursuant to the terms of the Credit Enhancement and Reorganization Agreement dated October 26, 1993, by and among Groupe Limagrain Holding, S.A. ("Limagrain"), Limagrain Genetics Corp. ("LG Corp.") and the Corporation (the "Limagrain Agreement"), approved by the shareholders at the March 7, 1994 Annual Meeting of Shareholders, LG Corp. agreed to cause no less than two (2) of the members serving on the Board of Directors at the time the Corporation entered into the Limagrain Agreement (the "Continuing Directors") to sit on the Board of Directors of the Corporation at all times during the three (3) year period following the Second Closing (as such term is defined in the Limagrain Agreement) which occurred on March 7, 1994. Dr. Hardy and Mr. Hittinger have been named as the Continuing Director nominees for election at the Annual Meeting.

   The following information is furnished with respect to the nominees for election as Directors of the Corporation:

                            Principal Occupations the Last       Director
Name               Age      Five Years; Other Directorships        Since

George R. Allbritten 64   Mr. Allbritten retired as the Vice        1994
                          President-Finance, Secretary, Treasurer, and Chief Financial Officer of the Corporation on August 31, 1994, an office he had held since October 1993. From
                          December 1990 to October 1993, Mr.
                          Allbritten was President-Chief Operating
                          Officer of Ferry-Morse Seed Company, a
                          subsidiary of Limagrain, where he also
                          served as Senior Vice President from 1983 to 1990 and Vice President-Finance from 1973 to 1983.



Ralph W.F. Hardy      61  In 1996, Dr. Hardy will become            1984
                          President of the National Agricultural
                          Biotechnology Council.  From September
                          1986 until August 1995, Dr. Hardy was
                          President and Chief Executive Officer
                          of the Boyce Thompson Institute for
                          Plant Research at Cornell University.
                          From November 1984 to January 1986, Dr.
                          Hardy was President and Chief Operating
                          Officer of the Corporation.

William C. Hittinger  72  Mr. Hittinger retired as Executive Vice   1992
                          President of RCA Corporation in 1986,
                          after being with the company since 1970.
                          Mr. Hittinger served on the RCA Board of Directors from 1974 to 1982. Prior to joining RCA, Mr. Hittinger was President of General Instrument Corporation, a post he held from 1968. Mr. Hittinger serves as a director of International
                          Recognition, Inc., a supplier of data
                          entry and data management hardware and
                          software; and UNC, Inc., a supplier of
                          aviation parts and services.  He is a
                          fellow of the Institute of Electrical
                          and Electronics Engineers (IEEE); a
                          fellow of the Royal Society of Arts; a
                          trustee of Lehigh University; and a
                          member of the National Academy of
                          Engineers.  Mr. Hittinger was a member
                          of President Reagan's National Security
                          Telecommunications Advisory Committee
                          from 1982 to 1986 and the United
                          States-Brazil Presidential Committee
                          on Science and Technology in 1987.

Claude Agier         50   Mr. Agier has been a member of the        1994
                          Limagrain Cooperative since 1966 and
                          has served as a director of all the
                          companies belonging to the Field
                          Seeds Division of the Limagrain Group
                          since 1985.  Mr. Agier manages a farm
                          of 150 acres.

Jean Ferrand         63   Mr. Ferrand has served as Chairman of     1994
                          the Board of Directors since March 1994.
                          Mr. Ferrand is a farmer and rancher by
                          profession. He has been a member of the Limagrain Cooperative Board of Directors since 1966 and Deputy Chairman since 1984.
                          He is Chairman of the Board of Directors of all the companies belonging to the Field Seeds Division of the Limagrain
                          Group. Mr. Ferrand serves as a director of the agricultural Cooperative COPAVAL, and the Wheat Producers Association (Paris).
                          He is a Regional Legal Arbitrator, and
                          member of the City Council of St.
                          Pourcain sur Sioule (Allier, France).

Laurent Petoton      59   Mr. Petoton has been a member of the      1994
                          Limagrain Cooperative since 1971 and
                          has served as director since 1978.  He
                          has been Chairman of the Board of
                          Directors of Force Limagrain BV (Holland) since 1989 and has served as a director of all the companies belonging to the Field Seeds Division of the Limagrain
                          Group since 1985.  Mr. Petoton is a
                          Board member of the local branch of the
                          Credit Agricole Bank.

Emmanuel Rougier     43   Chief Executive Officer ("CEO") of the    1994
                          Corporation since March 1994, Mr.
                          Rougier has been a member of the
                          Limagrain Group Operating Committee
                          since 1989.  He has served as a
                          director and Chief Executive Officer
                          of the principal companies of the
                          Field Seeds Division of the Limagrain
                          Group since 1989.  Mr. Rougier is Vice
                          President of SEPROMA (French Hybrid
                          Corn Seed Companies Organization) and
                          Vice President of FFSF (French Forage
                          and Lawn Grass Seed Companies
                          Association).  He was nominated Export
                          Trade Advisor of the French Ministry of
                          Export and Trade in 1993.


DIRECTOR'S COMPENSATION, MEETINGS AND COMMITTEES

  Directors who are not salaried employees of, or consultants to, the Corporation or representatives of Limagrain are entitled to receive an annual retainer of $4,000 each. Directors who are salaried employees of the Corporation are not entitled to any additional remuneration above and beyond their salary. Directors who are representatives of Limagrain are not entitled to any remuneration from the Corporation. Directors who are consultants to the Corporation are not entitled to any additional remuneration above and beyond the amounts set forth in their individual consulting agreements. During the fiscal year ended June 30, 1995 ("Fiscal 1995"), Messrs. Ferrand, Rougier, Agier and Petoton were representatives of Limagrain, and therefore, received no remuneration from the Company for their services as Directors of the Corporation. Dr. Hardy and Mr. Hittinger have consulting agreements with the Corporation which provide for the payments of $15,000 per year. During Fiscal 1995, Dr. Hardy and Mr. Hittinger were each paid $15,000. Mr. Allbritten receives an annual retainer of $4,000. Mr. Allbritten elected to defer payment until January 1996 for his services from November 1994 through December 1994 and all of calendar year 1995. Mr. Allbritten has received payment from the Corporation for services rendered pursuant to the sale of the Scott Seed Division of the Corporation (See "CERTAIN RELATIONSHIPS AND OTHER RELATED TRANSACTIONS").

   The Board of Directors of the Corporation held a total of two (2) regularly scheduled and special meetings during Fiscal 1995. During that fiscal year, no incumbent director attended fewer than 100% of the meetings of the Board of Directors and the committees of the Board of Directors upon which he served.

   The Board of Directors has appointed an Audit Committee and a Compensation Committee. The Audit Committee consists of Dr. Hardy, Mr. Hittinger, and Mr. Rougier. The Audit Committee's functions are to recommend the selection of independent auditors and to carry out such activities related to the financial statements of the Corporation as the Board of Directors shall from time to time request. The Audit Committee held one (1) meeting during Fiscal 1995.

   The Compensation Committee, which consists of Messrs. Agier, Petoton and Rougier, reviews and approves employment policies and administers the 1992 Stock Incentive Plan. The Compensation Committee held one (1) meeting during Fiscal 1995.


  A vote of a plurality of all shares of the common stock present in person or by proxy and voting at the Annual Meeting is necessary for the election of the nominees as Directors of the Corporation. IF LIMAGRAIN, WHICH CONTROLS APPROXIMATELY 85% OF THE ISSUED AND OUTSTANDING SHARES OF COMMON STOCK OF THE CORPORATION, VOTES ITS SHARES IN FAVOR OF THE ELECTION OF THE NOMINEES FOR THE BOARD OF DIRECTORS NAMED ABOVE, THEN SUCH NOMINEES WILL BE ELECTED TO THE BOARD OF DIRECTORS, REGARDLESS OF THE VOTE OF ANY OTHER SHAREHOLDER.

THE BOARD OF DIRECTORS RECOMMENDS ELECTION OF THE NOMINEES LISTED ABOVE AS DIRECTORS OF THE CORPORATION.


       PROPOSAL 2.  RATIFICATION OF APPOINTMENT OF
                 INDEPENDENT AUDITORS

   The Board of Directors has selected KPMG Peat Marwick LLP, independent auditors, to audit the financial statements of the Corporation for the fiscal year ending June 30, 1996. KPMG Peat Marwick LLP has audited the Corporation's financial statements annually since 1981, and those of Shissler Seed Company since 1991.

   Representatives of KPMG Peat Marwick LLP will be present at the Annual Meeting with the opportunity to make a statement and to respond to appropriate questions.

   A vote of the majority of all shares present in person or by proxy and voting at the Annual Meeting is necessary for the ratification of KPMG Peat Marwick LLP as the Corporation's independent auditors for the fiscal
year ending June 30, 1996.    IF LIMAGRAIN, WHICH CONTROLS 85% OF THE
ISSUED AND OUTSTANDING SHARES OF COMMON STOCK OF THE CORPORATION, VOTES ITS SHARES IN FAVOR OF THE RATIFICATION OF THE APPOINTMENT OF KPMG PEAT MARWICK LLP AS THE CORPORATION'S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING JUNE 30, 1996, THE APPOINTMENT WILL BE RATIFIED REGARDLESS OF THE VOTE OF ANY OTHER SHAREHOLDER. If the appointment of KPMG Peat Marwick LLP is not approved at the Annual Meeting, the Board of Directors will consider the selection of another accounting firm.

   THE BOARD OF DIRECTORS RECOMMENDS THE RATIFICATION OF THE APPOINTMENT OF KPMG PEAT MARWICK LLP AS THE CORPORATION'S AUDITORS FOR THE FISCAL YEAR ENDING JUNE 30, 1996.


             SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

   The following table sets forth certain information concerning the record and beneficial ownership of each shareholder known to the Corporation to be the beneficial owner of more than five percent of the Corporation's common stock as of September 20, 1995. The persons identified have sole voting and investment power with respect to all such shares unless otherwise noted.

                           Number of Shares of     Approximate Percentage
                              Common Stock             of Common Stock
                           Beneficially Owned      Beneficially Owned (1)

Groupe Limagrain              98,277,178(2)                 85.0%
  Holding S.A.
BP1
63720 Chappes
France

State Farm Automobile         11,324,051                     9.8%
  Insurance Company
One State Farm Plaza
Bloomington, IL  61701

   (1) Pursuant to the Securities and Exchange Commission beneficial ownership rules, each person's beneficial ownership percentage is calculated based upon the number of shares issued and outstanding plus the number of shares issuable upon conversion or exercise of convertible notes, options or warrants held by such person at September 20, 1995, and convertible or exercisable within 60 days, assuming no similar conversion or exercise by other persons holding such notes, options or warrants.
        Percentages of common stock held are based on 115,379,628 shares of common stock outstanding as of September 20, 1995, -0- shares of Class A common stock convertible into Voting common stock outstanding as of September 20, 1995, -0- shares of Class B common stock convertible into Common
        Stock outstanding as of September 20, 1995 and 234,625 options exercisable within 60 days to acquire common stock.

   (2) Includes 98,277,178 shares of common stock owned beneficially and of record by its subsidiary LG Corp.

                MANAGEMENT OF BIOTECHNICA

SECURITY OWNERSHIP OF MANAGEMENT

   The following table sets forth, as of September 20, 1995, certain information regarding the beneficial ownership of the common stock held by each director, each nominee for election as a director and by all directors and executive officers as a group. None of the directors beneficially own any other class of equity securities other than common stock. The persons identified have sole voting and investment power with respect to such shares unless otherwise noted. Claude Agier, Jean Ferrand, Laurent Petoton, Emmanuel Rougier, J.C. Gouache, Bruno Carette, George Allbritten and Philip Nordeen are not the record or beneficial owner of any shares of common stock.

                          Number of Shares of     Approximate Percentage
                          Common Stock            of Common Stock
                          Beneficially Owned      Beneficially Owned

Ralph W.F. Hardy               60,130(1)                  *

William C. Hittinger            9,000(2)                  *

All directors and executive    95,380(3)                  *
officers as a group--twelve
(12) persons

*Denotes less than 1%

(1) Includes options to purchase 50,000 shares of common stock exercisable within 60 days.
(2) Includes options to purchase 5,000 shares of common stock exercisable within 60 days.
(3) Includes options to purchase 70,000 shares of common stock exercisable within 60 days.

INFORMATION ABOUT EXECUTIVE OFFICERS

   Information about the executive officers of the Corporation who are not nominees for election as Directors is set forth below. All executive officers serve at the discretion of the Board of Directors.

                         Position with the Corporation, Principal
Name               Age   Occupations During the Last Five Years

Jean Christophe     40   Mr. Gouache was appointed President and Chief
(J.C.) Gouache*          Operating Officer of the Corporation on April
                         19, 1994.  Prior to this appointment, Mr.
                         Gouache served as Vice President and Chief
                         Operating Officer since March 1994. Mr. Gouache also has been General Manager-Executive Vice
                         President of Shissler Seed Company ("Shissler") since May 1992. From July 1991 to April 1992,
                         Mr. Gouache was Sales and Marketing Director of Shissler, and from 1988 to 1991 he was Corn
                         Breeder and Research Station Manager of the
                         Limagrain Genetics Research Facility at South
                         Amana, Iowa. Mr. Gouache is a member of the Limagrain Field Seed Division Committee and the
                         Limagrain Research Orientation Committee.


Bruno Carette*      40   Mr. Carette was appointed Vice President, Sales
                         and Marketing on August 22, 1994. Mr. Carette served as Company Production Manager at Vilmorin S.A., a Limagrain affiliate, from 1990 to 1993. He was the Overseas Production
                         Manager at Vilmorin S.A. from 1988 to 1990.


Larry D. Rieffel*   48   Mr. Rieffel has served as Corporate Production
                         and Logistics Manager of the Corporation since
                         July 1, 1994. Prior to that date, he served in various senior management positions of the Corporation and with NobleBear Seed Company before it was acquired by the Corporation.

Edward M. Germain*  43   Mr. Germain was appointed Chief Financial
                         Officer and Secretary of the Corporation effective November 1, 1994. Mr. Germain served as Controller of Shissler Seed Company from
                         1993 to 1994. Prior to that date, he held various financial and management positions with Briggs Industries, Inc. and Pekin Energy
                         Company.

Philip M. Nordeen   35   Mr. Nordeen was appointed Chief Accounting
                         Officer and Treasurer of the Corporation
                         effective November 1, 1994.  Prior to that
                         date Mr. Nordeen served in various financial
					                    management positions in the former BioTechnica
					                    organization and with Commerce Bank of Kansas
                         City.

*Indicates a member of the BioTechnica International, Inc./LG Seeds, Inc.
 Operating Committee.


        REPORT OF THE COMPENSATION COMMITTEE OF THE
        BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

   The following is the report of the Compensation Committee of the Corporation (the "Committee") on executive compensation for Fiscal 1995 for executives of the Corporation other than the CEO.

   COMPENSATION PHILOSOPHY: The Committee believes that it is in the best interest of the shareholders of the Corporation for the Corporation to attract, maintain and motivate top quality management personnel, especially its executive officers. The general philosophy of the Committee is to integrate (i) reasonable levels of annual base compensation; and (ii) annual cash bonuses based on achievement of short-term corporate and individual performance goals, such that executive compensation levels will be higher in years in which performance goals are achieved or exceeded.

   The elements of the Committee's integrated compensation philosophy are summarized as follows:

   BASE COMPENSATION LEVELS: The base compensation levels for the management of the Corporation are determined according to the compensation policy in place at Limagrain for its executives.

   PERFORMANCE BASED COMPENSATION: The compensation package for management of the Corporation also includes performance-based elements. Annual cash bonuses can be earned based on achievement of Corporation and/or individual base performance goals determined at the beginning of the year by the Chairman of the Committee for Mr. Gouache, the Chief Operating Officer of the Corporation, and proposed by Mr. Gouache and reviewed by the Chairman of the Committee for all other executives. Economic results are the primary measure of Corporate performance.



   RELATIONSHIP OF CORPORATE PERFORMANCE TO FISCAL 1995 COMPENSATION:
For Fiscal 1995, the Performance Based Compensation Amount for Mr. Gouache consisted of a cash bonus to be paid subsequent to the end of the fiscal year. The amount to be paid will be calculated based on four factors: (i) an amount equal to approximately one-half month's salary for each $4.4 million in sales increase compared to the previous year;
(ii) an amount equal to 0.3% times an amount approximately equal to cash generated by operations; (iii) an amount based upon the attainment of specific action goals as determined by the CEO; and (iv) an amount based upon the financial results of Limagrain Genetics International. As of June 30, 1995, the Corporation accrued $5,000 for Performance Based Compensation for Mr. Gouache; however, the CEO and Compensation Committee have not yet determined whether performance goals were achieved for Fiscal 1995 and whether a cash bonus will be paid to Mr. Gouache.

  A substantially similar arrangement existed for Fiscal 1994 under which Mr. Gouache received a cash bonus of $13,255.

   COMPENSATION OF CHIEF EXECUTIVE OFFICER: Mr. Emmanuel Rougier, the Chief Executive Officer of the Corporation, does not receive any compensation directly from the Corporation. Mr. Rougier is an employee of Limagrain, not the Corporation. The Corporation has entered into a service agreement (see "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS") with Limagrain Genetics International, an affiliated company, to provide various management, administrative, and financial services. This service agreement covers services provided by Mr. Rougier and, therefore, the cost of Mr. Rougier's services are covered by and included in the service agreement. The Corporation does not provide any additional direct or indirect compensation to Mr. Rougier.

   The Committee is composed of Mr. Rougier, CEO of the Corporation, and Messrs. Petoton and Agier neither of whom are employees of the Corporation, but both of whom are members of the board of directors of Limagrain.
                                        Emmanuel Rougier, Chairman
                                        Laurent Petoton
                                        Claude Agier



                     STOCK PERFORMANCE GRAPH

   The following line graph compares the yearly percentage change:

     (i) in the Corporation's cumulative Total Stockholders Return (as herein defined) (the solid line); with

    (ii)  the cumulative Total Stockholders Return of the NASDAQ
          United States Composite Index (the long broken line); with

   (iii) the cumulative Total Stockholder return of a customized group of companies involved in the seed industry (the "New Custom Composite Index") (the short broken line); and with

    (iv) the cumulative Total Stockholder Return of a customized group of Farming, Seeds, and Milling Industry Group, as identified by FactSet Data Systems (the "Old Custom Composite Index") (the short and long broken line).

   "Total Stockholder Return" is calculated quarterly, with dividends reinvested at the ex-dividend date for each quarter and return compounded. The graph uses an initial investment of $100 on December 31, 1989, cumulating the total return for each month for each component, BioTechnica, the NASDAQ United States Composite Index, the New Custom Composite Index, and the Old Custom Composite Index, each assuming dividend reinvestment. The customized Custom Composite indices were prepared by weighting the return of each customized group member according to their respective market capitalization on a quarterly basis.

The New Custom Composite Index consists of AgriBioTech, Inc., Calgene Inc., DEKALB Genetics Corp. - Class B, Delta and Pine Land Co., Mycogen Corp., Pioneer Hi-Bred International, The Scotts Company - Class A, and Zeneca Group Plc-ADR. Some companies included in the New Custom Composite Index have only become publicly traded since December 1989. These companies and the dates they began trading are: The Scotts Company-January 31, 1992; Zeneca Group Plc ADR-May 12, 1993; Delta and Pine Land Co.-June 30, 1993; and AgriBioTech-December 13, 1993.

The Old Custom Composite Index consisted of Alico Inc., American Maize Products - Class A, Archer Daniels Midland Co., Calgene Inc., DEKALB Genetics Corp. - Class B, DNA Plant Technology Corp., Ecogen Inc., Embrex Inc., Midwest Grain Products Inc., Pioneer Hi-Bred International, and Tejon Ranch Co.

Management believes the "New Custom Composite Index" is a better indicator of the relative performance of the Corporation's common stock because such new index consists of companies that are primarily engaged in the seed industry, as opposed to the Old Custom Composite Index which consisted of companies that are large corporations in various areas of agribusiness.

The Corporation's fiscal year currently ends June 30. Prior to 1994, the Corporation's fiscal year ended July 31; prior to 1992, the Corporation's fiscal year ended December 31.

The historical stock price performance shown on this graph is not necessarily indicative of future performance.

                  12/89    12/90    12/91    7/92    7/93    6/94    6/95

BioTechnica Intl.  $100     $ 89     $150    $111    $ 81    $ 25    $ 11

NASDAQ Composite
 Index (U.S.)      $100     $ 85     $136    $136    $165    $166    $222

New Custom
 Composite Index   $100     $ 85     $152    $161    $155    $186    $278

Old Custom
 Composite Index   $100     $ 99     $159    $146    $141    $154    $193



                    EXECUTIVE COMPENSATION

   SUMMARY COMPENSATION TABLE: The following table summarizes, for each of the last three fiscal periods, the compensation awarded, paid to or earned by (i) the CEO of the Corporation, (ii) the COO, who performs many of the functions normally associated with the CEO function, and (iii) each of the four most highly compensated executive officers other than the CEO who served as executive officers of the Corporation or its subsidiaries, as of June 30, 1995, whose annual compensation exceeded $100,000, if any. The Corporation does not currently award restricted stock, stock options, stock appreciation rights, or other long-term incentive compensation under its executive compensation program.

                    SUMMARY COMPENSATION TABLE

                                           Long-Term
                                          Compensation
    Name and         Annual Compensation     Awards      All Other
Principal Position    Year    Salary    Bonus  Options/SARs   Compensation

Emmanuel Rougier                (1)
Chief Executive Officer

Jean Christophe (J.C.)
  Gouache             1995 $107,330(2)   $5,000(3)   (4)
President and Chief   1994   73,200(2)   13,255      (4)
  Operating Officer

No other officers of the Corporation had annual compensation in excess of $100,000.


(1)   Mr. Rougier is not paid by the Corporation.  See "COMPENSATION OF CHIEF
      EXECUTIVE OFFICER" and "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS."
(2)  Includes personal use of Corporation automobile.
(3) Represents the amount accrued during Fiscal 1995 in anticipation of performance bonuses which may or may not be paid, at the discretion of the Chairman of the Compensation Committee, based on the attainment of performance based goals.
(4) Mr. Gouache is covered under the retirement system established under French law. The French retirement system is similar to the social security system -- a company makes mandatory contributions on behalf of all of its employees based on a percentage of the employee's salary. The funds are paid to, and administered by, a governmental entity. The amount of the contribution on behalf of each employee is mandatory. In addition, in France a company may elect to make additional contributions on behalf of its employees and if a company chooses to do so, such additional contributions are governed by the same principles as for the mandatory contributions as described herein. Limagrain normally makes additional contributions on behalf of all of its employees.


              OPTION/SAR GRANTS IN FISCAL 1995

   During Fiscal 1995, there were no options/SARs granted to any director, officer or employee of the Corporation.



     AGGREGATE OPTION/SAR EXERCISES IN FISCAL 1995
          AND OPTION VALUES AT JUNE 30, 1995

  During Fiscal 1995, there were no options/SARs exercised by any officer, director or employee of the Corporation and there were no unexercised in-the-money options/SARs outstanding to any officer, director or employee as of June 30, 1995.





         COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

   None of the members of the Compensation Committee has ever been (i) an employee or officer of the Corporation or any of its subsidiaries or (ii) had any relationship requiring disclosure under any paragraph of Item 404 or in Item 402(j)(3) of Regulation S-K promulgated by the Commission, with the exception of Mr. Rougier, who has served as the CEO of the Corporation since March 1994. Mr. Rougier does not receive compensation directly from the Corporation. Mr. Rougier is an employee of Limagrain, not the Corporation. The Corporation has entered into a service agreement (see "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS") with Limagrain Genetics International, an affiliated company, to provide various management, administrative, and financial services. This service agreement covers services provided by Mr. Rougier and, therefore, the cost of Mr. Rougier's services are covered by and included in the service agreement. The Corporation does not provide any additional direct or indirect compensation to Mr. Rougier. Messrs. Agier and Petoton are representatives of Limagrain.


                       DIRECTOR COMPENSATION

Directors who are not salaried employees of, or consultants to, the Corporation or representatives of Limagrain are entitled to receive an annual retainer of $4,000 each. Directors who are salaried employees of the Corporation are not entitled to any additional remuneration above and beyond their salary. Directors who are representatives of Limagrain are not entitled to any remuneration from the Corporation. Directors who are consultants to the Corporation are not entitled to any additional remuneration above and beyond the amounts set forth in their individual consulting agreements. During Fiscal 1995, Messrs. Ferrand, Rougier, Agier and Petoton were representatives of Limagrain, and therefore, received no remuneration from the Company for their services as Directors of the Corporation. Dr. Hardy and Mr. Hittinger have consulting agreements with the Corporation which provide for the payments of $15,000 per year. During Fiscal 1995, Dr. Hardy and Mr. Hittinger were each paid $15,000. Mr. Allbritten receives an annual retainer of $4,000. Mr. Allbritten elected to defer payment until January 1996 for his services from November 1994 through December 1994 and all of calendar year 1995. Mr. Allbritten has received payment from the Corporation for services rendered pursuant to the sale of the Scott Seed Division of the Corporation (See "CERTAIN RELATIONSHIPS AND OTHER RELATED TRANSACTIONS," page 13).



  CERTAIN RELATIONSHIPS AND OTHER RELATED TRANSACTIONS

   The Corporation, through relationships with LG Corp. (its 85% parent), is an affiliate of the Limagrain Group. The Limagrain Group consists of a cooperative of 500 French farmers and the multi-national group of companies owned by them. In total, these companies represent the third largest seed company in the world. The Limagrain Group is recognized as a leader in seed research, seed production, and seed marketing, as well as biotechnology research and applications. The Limagrain Group also has investments and joint ventures with other companies throughout the world in various agribusiness industries.

   The Corporation has contractual relationships with a number of other Limagrain affiliated companies. The terms of these contracts are negotiated annually between the Corporation and each individual affiliated company. Management believes that such contracts (i) are reasonable, necessary and in the best interests of all of the shareholders of the Corporation, and (ii) are on terms no less favorable to the Corporation than the Corporation could obtain from non-affiliated third parties or on which the Corporation could internally perform the services provided in such contracts. The Audit Committee of the Board of Directors of the Corporation has independently reviewed the basis for these contracts and has recommended that the Board of Directors of the Corporation approves and ratifies such contracts as are in effect for the current fiscal year. The Board of Directors of the Corporation, including all of the Directors unaffiliated with Limagrain, has unanimously voted to approve and ratify such contracts as are in effect for the current fiscal year.

A summary of these relationships follows below:

EXPORT HYBRID CORN SALES TO AFFILIATED COMPANIES

   The Corporation produces and sells seed corn grown in the United States to affiliates of Limagrain in Europe. These agreements are renegotiated each year, based on product conditions at the time, availability of extra capacity at the Corporation's production and processing facilities, and the needs of the European affiliates of Limagrain. Such negotiations are conducted on an arms-length basis by management of the Corporation and a representative of the respective affiliate. These agreements specifically identify the product to be produced by the Corporation, the quantity to be purchased, and the quality and specifications for that product. Management believes that these contracts are a benefit to the Corporation in that they cover the variable costs involved, contribute to absorbing fixed operating costs and augment the profits of the Corporation. There is no assurance that the Corporation and the Limagrain affiliates will continue to reach agreement on such arrangements in the future and, in such event, there will be a negative impact upon the Corporation's sales and profit margins. During Fiscal 1995, the total sales made under these contracts represented $3,089,000.


HYBRID CORN LICENSE AGREEMENT

   The Corporation has entered into an agreement with LG Corp. (an affiliate of Limagrain and 85% parent of the Corporation) to allow the Corporation to market various proprietary hybrid corn genetics developed through the LG Corp. research program. In exchange for the right to sell these proprietary genetics, the Corporation has agreed to pay royalties to LG Corp. For Fiscal 1995, the amount of these royalties was approximately $81,000. Management anticipates that the royalty rate will remain stable but that the dollar amount paid to LG Corp. under this agreement will increase in the future due to an increase in the volume of sales of these genetics.

   Management believes the royalties paid under this agreement are as or more favorable to the Corporation as compared to the royalties paid in the seed corn industry generally for the use of proprietary genetic material.


SOYBEAN GENETICS LICENSE AGREEMENT

   The Corporation has entered into an agreement with Callahan Enterprises ("Callahan") (a division of LG Corp.) to allow the Corporation to market various proprietary soybean products developed through Callahan's research program. In exchange for the right to sell these products, the Corporation has agreed to pay royalties to Callahan. For Fiscal 1995, the amount of these royalties was approximately $35,000. Callahan makes the same type of products available to non-affiliated competitor companies in the seed industry. Management believes the royalty rates charged to the Corporation are as or more favorable to the Corporation as compared to the royalty rates charged to non-affiliated customers of Callahan.

BIOTECHNOLOGY SERVICE AGREEMENT

   The Corporation has entered into an agreement with BIOCEM S.A.
("BIOCEM") (an affiliate of Limagrain) to provide access to the biotechnology research conducted by the Limagrain Group around the world. Through this agreement, the Corporation not only has access to the results of the research but also has the right to propose topics for future study.

   During Fiscal 1995, the Corporation paid $30,000 to BIOCEM under the terms of this agreement. Management believes that the fees paid pursuant to this agreement are as or more favorable to the Corporation as compared to (i) the fees that the Corporation would have to pay to a non-affiliated party for substantially similar services and (ii) the costs required to perform such services internally.

LIMAGRAIN INNOVATIONS SERVICE AGREEMENT

   The Corporation has entered into an agreement with Limagrain Innovations (an affiliate of Limagrain) whereby Limagrain Innovations will provide various administrative, financial and accounting services to the Corporation that the Corporation does not otherwise provide for itself. Limagrain Innovations is the worldwide "corporate" function of the Limagrain Group. Significant items covered under this agreement are:

     a.  STRATEGIC PLANNING AND CONTROL
         Limagrain Innovations monitors the economic environment of the Corporation, and the seed industry in general, and provides advice and guidance to management in developing long-term plans and objectives. In addition, Limagrain Innovations assists in the preparation and review of the annual long-term planning documents of the Corporation.

     b.  HUMAN RESOURCES AND BENEFITS
         Limagrain Innovations provides assistance to the Corporation in the form of recruitment services, career evaluation, training opportunities, and compensation evaluation. In addition, Limagrain Innovations coordinates and evaluates the benefit programs offered by the Limagrain Group companies in North America.

     c.  FINANCING/TREASURY ACTIVITIES
         Limagrain Innovations provides technical support for the Corporation in negotiations with its bankers. In addition, Limagrain Innovations provides short-term financing to the Corporation to meet cash flow requirements. Limagrain Innovations has been critical in negotiating favorable interest rates and financing terms.

     d.  AUDITING SERVICES
         Limagrain Innovations assists the Corporation in negotiations with its outside auditors regarding the cost of services. Limagrain Innovations also provides internal audit services to the Corporation.

   The Corporation paid $90,000 to Limagrain Innovations under this service agreement for Fiscal 1995. Management believes that the fees paid pursuant to this agreement are as or more favorable to the Corporation as compared to (i) the fees that the Corporation would have to pay to a non-affiliated party for substantially similar services and (ii) the costs required to perform such services internally.

LIMAGRAIN GENETICS INTERNATIONAL SERVICE AGREEMENT

   The Corporation has entered into an agreement with Limagrain Genetics International ("LGI") (an affiliate of Limagrain) whereby LGI will provide various administrative, technical and marketing services to the Corporation. LGI is the "division" of the Limagrain Group responsible for the operations of the Corporation.

     a.  CHIEF EXECUTIVE OFFICER
         LGI provides the services of the Chief Executive Officer of the Corporation, Mr. Emmanuel Rougier. In addition,
         LGI pays all travel and other expenses for Mr. Rougier in his capacity as Chief Executive Officer of the Corporation.

     b.  BOARD OF DIRECTORS
         In their capacity as Board members of LGI, four directors of LGI are representatives of Limagrain on the Board of Directors of the Corporation. No fees or costs are paid by the Corporation for the services of these directors.

     c.  RESEARCH
         LGI coordinates the traditional plant breeding programs of the Limagrain Group for the crops the corporation markets. The Corporation receives information on the results of these activities and has the opportunity to provide suggestions on potential avenues of future research.

     d.  MARKETING PLANNING
         LGI provides advice and planning services to the Corporation in regard to the development of business and marketing plans and strategies.

     e.  ADMINISTRATIVE/ACCOUNTING SUPPORT
         LGI provides expertise to the Corporation in monitoring short-term planning and month-to-month financial analysis and control.

     f.  BRAND NAME
         LGI allows the Corporation to use the "LG" brand name and logo in its marketing efforts.

   The Corporation paid $200,000 to LGI under this service agreement for Fiscal 1995. Management believes that the fees paid pursuant to this agreement are as or more favorable to the Corporation as compared to (i) the fees that the Corporation would have to pay to a non-affiliated party for substantially similar services and (ii) the costs required to perform such services internally.

NICKERSON SA SERVICE AGREEMENT

   The Corporation has entered into an agreement with Nickerson SA ("Nickerson") (an affiliate of Limagrain) whereby the Corporation will provide office space and one employee to Nickerson for use in monitoring its business in the United States. The agreement also calls for the Corporation to pay invoices on behalf of Nickerson, which Nickerson reimburses to the Corporation on a monthly basis.

   Under the terms of this agreement, in addition to the reimbursement of direct expenses as described above, Nickerson was invoiced $15,000 by the Corporation for Fiscal 1995 (based on an annual fee of $45,000).

FINANCIAL TRANSACTIONS WITH LG CORP.

   LG Corp. (the 85% parent of the Corporation) has two outstanding loans to the Corporation as follows:

     a. A two-year note in the amount of $3,260,846. The note is subordinated to all debt outstanding to Harris Bank and Trust Company. The note bears interest at LIBOR (London Inter-bank Offered Rate) plus 0.4375% and is due July 1, 1997.

     b. A two-year note in the amount of $2,000,000. This note bears interest at LIBOR plus 1.15% and is due on December 1, 1996.

Management believes both of these notes bear interest at rates below that which the Corporation would be able to obtain from an unaffiliated lender for an unsecured loan.

  In addition, from time to time during Fiscal 1995, the Corporation was advanced cash by LG Corp. and other Limagrain affiliates, to allow the Corporation to meet covenants under the revolving credit arrangement with Harris Bank and Trust Company (the "Letter of Credit"). The Corporation reimbursed LG Corp. and other Limagrain affiliates for actual interest costs and fees incurred to borrow these funds. There were no outstanding cash advances as of June 30, 1995.

   On November 30, 1994, the Corporation issued to LG Corp. 200,000 shares of the Corporation's Class A Preferred Stock at $10.00 per share, in exchange for the surrender of a promissory note evidencing $2,000,000 in short-term debt. LG Corp. currently owns $7,000,000 (700,000 shares) of Class A Preferred Stock of the Corporation.

  There is no assurance that LG Corp., or any other affiliate of Limagrain, will continue to (i) loan funds to the Corporation, or (ii) invest additional equity in the Corporation. In addition, there is no assurance that, without such loans and investments, the Corporation would not be out of compliance with (a) the terms of the Harris Bank Line of Credit, or (b) the NASDAQ Stock Market quantitative maintenance criteria, during seasonal fluctuations in the Corporation's borrowing base and net tangible assets, respectively.



TAX SHARING AGREEMENT

  The Corporation, LG Corp., and each of LG Corp.'s other subsidiaries entered into a Tax Sharing Agreement as of November 30, 1994. The purpose of this Tax Sharing Agreement is to provide for an annual system of allocating federal tax liabilities and certain state and local tax liabilities of LG Corp., the Corporation, and each of LG Corp.'s other subsidiaries for purposes of computing each member's annual earnings and profits and making cash payments between the members to reflect the allocation of such tax liabilities. Generally, the parties to the Tax Sharing Agreement have agreed to allocate their consolidated income tax liabilities in accordance with the method provided in Section 1552(a)(1) of the Internal Revenue Code, as amended, and the regulations promulgated thereunder.

ALLBRITTEN CONTRACT

  The Corporation entered into a contract with George Allbritten (a former officer and current Director of the Corporation) to act as agent for the Corporation in negotiations involving the sale of the Scott Seed Division of the Corporation. Under the terms of this agreement, Mr. Allbritten was paid $30,000 plus out-of-pocket expenses in return for these services.



                    OTHER MATTERS

   The Board of Directors knows of no other business which will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, it is intended that the shares represented by the enclosed proxy will be voted in respect thereof in accordance with the judgment of the persons voting the proxies.


         DEADLINE FOR RECEIPT OF SHAREHOLDERS' PROPOSALS

   Proposals of shareholders of the Corporation which are intended to be presented by the Corporation at the Corporation's 1996 annual meeting of shareholders must be received by the Corporation no later than June 12, 1996, that they may be included in the Proxy Statement and Form of Proxy relating to that meeting.


                     GENERAL

   In order that your shares may be represented if you do not plan to attend the meeting, and in order to assure the required quorum, please sign, date and return your proxy promptly.





               INCORPORATION BY REFERENCE

   The following information from the Corporation's Annual Report to Shareholders for the fiscal year ended June 30, 1995, and which accompanies this Proxy Statement is incorporated herein by reference:
"Business," "Properties," "Legal Proceedings," "Market for the
Company's Common Equity and Related Stockholder Matters," and
"Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                 By Order of the Board of Directors



                                 /s/ J.C. Gouache
                                 Jean Christophe Gouache
                                 President and Chief Operating Officer


October 10, 1995

Appendix I: Proxy Card


                        BIOTECHNICA INTERNATIONAL, INC.

      THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF THE SHAREHOLDERS TO BE HELD ON NOVEMBER 14, 1995

The undersigned hereby appoints Jean Christophe Gouache and Edward M. Germain, and each of them, with power of substitution in each, the proxy (the "Proxy") for and in the name of the undersigned to vote all shares of Common Stock, $.01 par value, of BioTechnica International, Inc. (the "Corporation") which the undersigned should be entitled to vote at the Annual Meeting of Shareholders of the Corporation to be held on November 14, 1995, and at any adjournments thereof, upon matters set forth in the Notice of Meeting, as indicated on the reverse side of this proxy card.

          (Continued and to be voted, signed and dated on reverse side)

      Please mark your
  X   votes as in this
      example



     For all nominees             Withheld Authority
     listed at right (except to   to vote for all
     vote as marked to the        nominees
     contrary below)              listed at right
                                                   Nominees:Claude Agier
  1. Election                                               George Allbritten
     of                                                     Jean Ferrand
     Directors                                              Ralph W.F. Hardy
                                                            William C. Hittinger
Instructions: To withold authority to vote                  Laurent Petoton
for any nominee write that nominee's name                   Emmanual Rougier
in the space provided below

                                                 FOR     AGAINST    ABSTAIN
  2. Approval of the appointment of KPMG
     Peat Marwick LLP, independent certified
     public accountants, as auditors for the
     Corporation for the fiscal year ending
     June 30, 1996

  3. In their discretion, the Proxies are further authorized to vote upon such other business as may properly come before this meeting

  THE PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER, IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES AND FOR PROPOSAL 2.

  Note: These matters have been proposed by the Corporation and are not related to or conditioned on the approval of other matters.


  Signature __________  Date _________  Signature __________  Date ________

  Note: Where stock is registered jointly in the name of two or more persons, all should sign. Signature(s) should correspond exactly with the names as shown above. Please sign and date and return promptly in the enclosed envelope. No postage need be affixed if mailed in the United States.